UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re SWIFT ENERGY COMPANY, et al.,[1] Debtors.	: : : : : : :	Chapter 11 Case No. 15-12670-MFW (Jointly Administered)
SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THE DEBTORS AND DEBTORS IN POSSESSION

Daniel J. DeFranceschi (DE 2732)
Zachary I. Shapiro (DE 5103)
Brendan J. Schlauch (DE 6115)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
   - and -
Gregory M. Gordon (TX 08435300)
JONES DAY
2727 N. Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100

Thomas A. Howley (TX 24010115)
Paul M. Green (TX 24059854)
JONES DAY
717 Texas, Suite 3300
Houston, Texas 77002
Telephone: (832) 239-3939
Facsimile: (832) 239-3600

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

March 28, 2016

_______________

1
The Debtors are the following nine entities (the last four digits of their respective taxpayer identification numbers follow in parentheses): Swift Energy Company (0661); Swift Energy International, Inc. (6721); Swift Energy Group, Inc. (8150); Swift Energy USA, Inc. (8212); Swift Energy Alaska, Inc. (6493); Swift Energy Operating, LLC (2961); GASRS LLC (4381); SWENCO-Western, LLC (0449); and Swift Energy Exploration Services, Inc. (2199). The address of each of the Debtors is 17001 Northchase Drive, Suite 100, Houston, Texas 77060.

Page

ARTICLE I	DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME 1

A.	Defined Terms 1

B.	Rules of Interpretation and Computation of Time 12

1.	Rules of Interpretation 12

2.	Computation of Time 12

ARTICLE II	CLASSES OF CLAIMS AND INTERESTS 12

ARTICLE III	TREATMENT OF CLAIMS AND INTERESTS 13

A.	Unclassified Claims 13

1.	Payment of Administrative Claims 13

a.	Administrative Claims in General 13

b.	Statutory Fees 13

c.	Ordinary Course Liabilities 13

d.	DIP Facility Claims 14

e.	Bar Dates for Administrative Claims 14

2.	Payment of Priority Tax Claims 15

a.	Priority Tax Claims in General 15

b.	Other Provisions Concerning Treatment of Priority Tax Claims 15

B.	Classified Claims 15

1.	Priority Claims (Classes 1A through 1I) 15

2.	RBL Secured Claims (Classes 2A, 2F, 2G and 2H) are unimpaired 15

3.	Other Secured Claims (Classes 3A through 3I) are unimpaired 16

4.	Senior Notes and Rejection Claims (Classes 4A, 4B, 4E and 4F) 16

5.	General Unsecured Claims (Classes 5A through 5I) are unimpaired 16

6.	Intercompany Claims (Classes 6A through 6I) are unimpaired 16

7.	Intercompany Stock Interests (Classes 7B through 7I) 16

8.	Stock Interests of Swift (Class 8A) 16

C.	Insurance 17

ARTICLE IV	MEANS FOR IMPLEMENTATION OF THE PLAN 17

A.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors 17

B.	Issuance of New Swift Common Stock and Warrants 17

1.	Issuance of Securities 17

2.	Exemption from Registration 18

3.	SEC Reporting Requirements and Listing of New Swift Common Stock 18

4.	Warrants 18

a.	Issuance 18

b.	Anti-Dilution Protection 18

c.	Form 18

C.	The Exit Credit Facility 19

i

(continued)
Page

D.	Cancellation of Certain Indebtedness, Agreements, and Existing Securities 19

E.	Corporate Governance, Directors and Officers, Employment-Related Agreements
and Compensation Programs and Corporate Action    20

1.	Certificates of Incorporation and By-Laws of the Reorganized Debtors 20

2.	Directors and Officer of the Reorganized Debtors 20

3.	Employee Arrangements of the Reorganized Debtors 21

4.	Corporate Action 21

5.	Management Incentive Program 21

6.	Indemnification of Directors, Officers and Employees 22

F.	Effect on Royalty Interests and Oil & Gas Leases 22

1.	Royalty Interests 22

2.	Oil & Gas Leases 22

G.	Intercompany Stock Interests 22

H.	Cash for Plan Distributions 22

I.	Waiver of Recovery Actions 22

J.	Preservation of Rights of Action; Settlement of Claims and Releases 23

1.	Preservation of Rights of Action by the Debtors and the Reorganized Debtors 23

2.	Comprehensive Settlement of Claims and Controversies 23

3.	Releases 23

a.	Release by the Debtors and Reorganized Debtors 23

b.	Release by Holders of Claims or Interests 24

c.	Injunction Related to Releases 24

K.	Limitation of Liability 24

1.	Liability for Actions in Connection with the Reorganization Cases 24

2.	Rights of Action in Connection with the Reorganization Cases 25

L.	Reinstatement and Continuation of Insurance Policies 25

M.	Release of Encumbrances 25

N.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes 25

O.	Restructuring Transactions 26

ARTICLE V	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES 26

A.	Executory Contracts and Unexpired Leases to Be Assumed 26

1.	Assumption Generally 26

2.	Assumptions of Executory Contracts and Unexpired Leases 26

3.	Approval of Assumptions and Assumption Procedures 26

B.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases 27

C.	Executory Contracts and Unexpired Leases to Be Rejected and Rejection Procedures 27

D.	Obligations to Indemnify Directors, Officers and Employees 28

E.	Contracts and Leases Entered Into After the Petition Date 28

ii

(continued)
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ARTICLE VI	PROVISIONS GOVERNING DISTRIBUTIONS 28

A.	Distributions for Claims Allowed as of the Effective Date 28

B.	Method of Distributions to Holders of Claims in General 29

C.	Distributions of New Swift Common Stock and Warrants 29

D.	Unclaimed Distributions of New Swift Common Stock and Warrants 29

E.	Fractional New Swift Common Stock and Warrants and De Minimis Distributions 29

F.	Compensation and Reimbursement for Services Related to Distributions 29

G.	Delivery of Distributions and Undeliverable or Unclaimed Distributions 30

1.	Delivery of Distributions 30

2.	Undeliverable Distributions Held by Disbursing Agents 30

a.	Holding and Investment of Undeliverable Distributions 30

b.	After Distributions Become Deliverable 30

c.	Failure to Claim Undeliverable Distributions 30

H.	Distribution Record Date 30

1.	No Recognition of Transfers after the Distribution Record Date 30

2.	Treatment of Certain Transfers 31

I.	Means of Cash Payments 31

J.	Timing and Calculation of Amounts to Be Distributed 31

1.	Timing of Distributions Under the Plan 31

2.	Allowed Claims 31

3.	Compliance with Tax Requirements 31

a.	Withholding and Reporting 31

b.	Backup Withholding 32

c.	Obligations of Distribution Recipients 32

4.	Compliance with Domestic Relations Orders 32

K.	Time Bar to Cash Payments 32

L.	Setoffs 32

M.	Allocation of Payments 33

ARTICLE VII	PROCEDURES FOR RESOLVING DISPUTED CLAIMS 33

A.	Prosecution of Objections to Claims 33

1.	Objections to Claims 33

2.	Authority to Prosecute Objections 33

3.	Authority to Amend Schedules 33

B.	Treatment of Disputed Claims 33

C.	Distributions on Account of Disputed Claims Once Allowed 33

ARTICLE VIII	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION
OF THE PLAN    34

A.	Conditions to Confirmation 34

iii

(continued)
Page

B.	Conditions to the Effective Date 34

C.	Waiver of Conditions to Confirmation or the Effective Date 35

D.	Effect of Nonoccurrence of Conditions to the Effective Date 35

ARTICLE IX	DISCHARGE, INJUNCTION AND SUBORDINATION RIGHTS 35

A.	Discharge of Claims and Interests 35

B.	Injunctions 36

1.	General Injunctions 36

a.	No Actions on Account of Discharged Claims 36

b.	No Actions on Account of Released Claims 36

c.	Recipients of Distribution Deemed to Consent 36

C.	Term of Injunctions or Stays 36

D.	Subordination Rights 36

ARTICLE X	RETENTION OF JURISDICTION 37

ARTICLE XI	MISCELLANEOUS PROVISIONS 38

A.	Modification of the Plan and Exhibits 38

B.	Section 1145 Exemption 38

C.	Headings 38

D.	Payment of Certain Fees 38

E.	Successors and Assigns 38

F.	Service of Certain Plan Exhibits 39

G.	Service of Documents 39

1.	The Debtors and the Reorganized Debtors 39

2.	Restructuring Support Parties 39

3.	The Creditors' Committee 40

4.	The U.S. Trustee 40

iv

TABLE OF EXHIBITS

Exhibit I.A.60	Exit Credit Agreement

Exhibit I.A.83	Management Incentive Program Agreements

Exhibit I.A.113	Retained Causes of Action

Exhibit I.A.132	Warrant Agreement

Exhibit IV.D.2	Identities of New Swift Board Members

Exhibit IV.E.2	List of Oil and Gas Leases

Exhibit V.C	List of Executory Contracts and Unexpired Leases to be Rejected

___________________

2
To the extent not attached to and Filed with the Plan, Plan Exhibits shall be Filed and made available for review on the web site of Kurtzman Carson Consultants LLC ("KCC"), the Debtors' claims and noticing agent, at www.kccllc.com no later than 10 business days before the deadline to object to confirmation of the Plan. The Debtors also will serve such Exhibits on their then current Bankruptcy Rule 2002 service list no later than 10 business days before the deadline to object to confirmation of the Plan. The Debtors reserve the right, with the consent of the Required Consenting Noteholders, to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors shall File and shall make available on KCC's web site all modified, amended, supplemented or restated Exhibits as promptly as possible.

-v-

INTRODUCTION
Swift Energy Company, Swift Energy International, Inc., Swift Energy Group, Inc., Swift Energy USA, Inc., Swift Energy Alaska, Inc., Swift Energy Operating, LLC, GASRS LLC, SWENCO-Western, LLC, and Swift Energy Exploration Services, Inc., as debtors and debtors in possession, propose the following joint plan of reorganization for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
Reference is made to the Debtors' disclosure statement, filed contemporaneously herewith, for a discussion of the history, businesses, results of operations, historical financial information, projections and properties of the Debtors, and for a summary and analysis of the Plan and the distributions to be made thereunder. There also are other agreements and documents, which are or will be filed with the bankruptcy court, that are referenced in the Plan or the Debtors' disclosure statement and that will be available for review.
ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION
AND COMPUTATION OF TIME

A.	Defined Terms
As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
1.    "2017 Notes" means the 7.125% Senior Notes due 2017 issued pursuant to the 2017 Notes Indenture in the aggregate principal amount outstanding of $250,000,000 plus all accrued prepetition interest, fees and other expenses due under the 2017 Notes Indenture.
2.    "2017 Notes Claim" means any Claim arising under the 2017 Notes and the 2017 Notes Indenture.
3.    "2017 Notes Indenture" means that certain First Supplemental Indenture, dated as of June 1, 2007, by and among Swift, as issuer, Swift Operating, as subsidiary guarantor, and the 2017 Notes Indenture Trustee (as amended, modified or supplemented from time to time).
4.    "2017 Notes Indenture Trustee" means Wells Fargo Bank, National Association and any successor thereto, solely in its capacity as indenture trustee and noteholder collateral agent under the 2017 Notes Indenture.
5.    "2019 Warrants" means the 2019 warrants issued pursuant to the Warrant Agreement.
6.    "2020 Notes" means the 8.875% Senior Notes due 2020 issued pursuant to the 2020 Notes Indenture in the aggregate principal amount outstanding of $225,000,000 plus all accrued prepetition interest, fees and other expenses due under the 2020 Notes Indenture.
7.    "2020 Notes Claim" means any Claim arising under the 2020 Notes and the 2020 Notes Indenture.
8.    "2020 Notes Indenture" means that certain First Supplemental Indenture, dated as of November 25, 2009, by and among Swift, as issuer, Swift Operating, as subsidiary guarantor, and the 2020 Notes Indenture Trustee (as amended, modified or supplemented from time to time).

9.    "2020 Notes Indenture Trustee" means Wells Fargo Bank, National Association and any successor thereto, solely in its capacity as indenture trustee and noteholder collateral agent under the 2020 Notes Indenture.
10.    "2020 Warrants" means the 2020 warrants issued pursuant to the Warrant Agreement.
11.    "2022 Notes" means the 7.875% Senior Notes due 2022 issued pursuant to the 2022 Notes Indenture in the aggregate principal amount outstanding of $400,000,000 plus all accrued prepetition interest, fees and other expenses due under the 2022 Notes Indenture.
12.    "2022 Notes Claim" means any Claim arising under the 2022 Notes and the 2022 Notes Indenture.
13.    "2022 Notes Indenture" means that certain Second Supplemental Indenture, dated as of November 30, 2011, by and among Swift, as issuer, Swift Operating, as subsidiary guarantor, and the 2022 Notes Indenture Trustee (as amended, modified or supplemented from time to time).
14.    "2022 Notes Indenture Trustee" means Wells Fargo Bank, National Association and any successor thereto, solely in its capacity as indenture trustee and noteholder collateral agent under the 2022 Notes Indenture.
15.    "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for leased equipment and premises), including Claims under the DIP Credit Agreement; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 or 503 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Reorganization Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code.
16.    "Administrative Trade Claim" means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor's business, including Administrative Claims of employees for ordinary course wages, expense reimbursement and health and welfare benefits.
17.    "Affiliate" means an "affiliate," as defined in section 101(2)(B) of the Bankruptcy Code, of the Debtors.
18.    "Allowed Claim" means:
a.    a Claim that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not a Disputed Claim;
b.    a Claim (i) for which a proof of Claim or request for payment of Administrative Claim (or similar request) has been Filed by the applicable Bar Date or otherwise has been deemed timely Filed under applicable law and (ii) (a) to which no objection has been Filed by the applicable Claims Objection Bar Date and (b) that is not a Disputed Claim;
c.    a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by or on behalf of the applicable Debtor or Reorganized Debtor and Claim holder and, if prior to the Effective Date, approved by the Bankruptcy Court and the Required Consenting Noteholders; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the

Effective Date, approved by the Bankruptcy Court and the Required Consenting Noteholders; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan; or
d.    a Claim listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated or a Claim that the Debtors or the Reorganized Debtors, in consultation with the Required Consenting Noteholders, determine prior to the Claims Objection Bar Date (i) will not be subject to an objection or to an amendment to the Schedules and (ii) will be satisfied in accordance with the terms of the Plan on or after the Effective Date.
19.    "Allowed . . . Claim" means an Allowed Claim in the particular Class or category specified.
20.    "Assets" means, all of the Debtors' right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.
21.    "Backstop Fee" means the irrevocable fee granted to each Backstopper under the DIP Orders in the aggregate amount of the number of shares of New Swift Common Stock equal to 7.5% on a fully diluted basis (subject only to dilution (i) due to the Warrants, if exercised pursuant to the terms of the Warrant Agreements and the Plan and (ii) as of the Effective Date, by the Management Incentive Program Equity) of the total number of shares of New Swift Common Stock issued and outstanding on the Effective Date.
22.    "Backstoppers" means those certain DIP Lenders that have agreed to backstop the loans available to the Debtors pursuant to, and in accordance with, the DIP Credit Agreement up to their respective commitment amounts. For the avoidance of doubt, unless expressly specified otherwise, the term "DIP Lenders" shall include the Backstoppers.
23.    "Ballot" means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder may indicate acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.
24.    "Bankruptcy Code" means title 11 of the United States Code, as in effect on the Petition Date or thereafter amended with retroactive applicability to the Reorganization Cases.
25.    "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases.
26.    "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to the Reorganization Cases.
27.    "Bar Date" means the applicable bar date by which a proof of Claim or a request for payment of Administrative Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Confirmation Order.
28.    "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)), the day after Thanksgiving and any date on which the Bankruptcy Court is closed by law or order.
29.    "By-Laws" means, with respect to a Reorganized Debtor, the by-laws, regulations or other comparable document of such Reorganized Debtor, to be amended and restated in accordance with Section IV.D.1, in form and substance acceptable to the Required Consenting Noteholders.
30.    "Certificate of Incorporation" means, with respect to any Reorganized Debtor, the articles or certificate of incorporation or other comparable document of such Reorganized Debtor, to be amended and restated

in accordance with Section IV.D.1 hereof, in form and substance acceptable to the Required Consenting Noteholders.
31.    "Claim" means a "claim," as defined in section 101(5) of the Bankruptcy Code, against any Debtor.
32.    "Claims Objection Bar Date" means, except as provided in Sections III.A.c and III.C, for all Claims the latest of: (a) 120 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or an order of the Bankruptcy Court.
33.    "Class" means a class of Claims or Interests, as described in Article II.
34.    "Commitment Letter" means that certain Commitment Letter, dated March 15, 2016, among the Exit Agent, the Exit Lenders and Swift.
35.    "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.
36.    "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket.
37.    "Confirmation Hearing" means, collectively, the hearing or hearings held by the Bankruptcy Court on Confirmation of the Plan, as such hearing or hearings may be continued from time to time.
38.    "Confirmation Order" means the order of the Bankruptcy Court that confirms the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance acceptable to the Required Consenting Noteholders.
39.    "Creditors' Committee" means the official committee of unsecured creditors of the Debtors appointed by the US Trustee in the chapter 11 cases of the Debtors on January 14, 2016 pursuant to section 1102 of the Bankruptcy Code.
40.    "Cure Amount Claim" means a Claim based upon a Debtor's defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.
41.    "Debtors" means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to this Plan.
42.    "DIP Agent" means Cantor Fitzgerald Securities solely in its capacity as administrative and collateral agent under the DIP Credit Agreement.
43.    "DIP Lenders" means the lenders party to the DIP Credit Agreement from time to time.
44.    "DIP Credit Agreement" means, collectively: (a) that Debtor-In-Possession Credit Agreement between Swift, the other Debtors party thereto, the DIP Agent and the DIP Lenders, dated as of December 31, 2015; (b) all amendments thereto and extensions thereof; and (c) all security, guaranty and other documents and agreements related to the documents identified in (a) and (b).
45.    "DIP Facility Claim" means a Claim arising under the DIP Credit Agreement.
46.    "DIP Orders" means, collectively, the Interim DIP Order and the Final DIP Order.

47.    "Disbursing Agent" means any of the Reorganized Debtors, in their capacity as a disbursing agent pursuant to Section VI.B, or any Third Party Disbursing Agent.
48.    "Disclosure Statement" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as the same may be amended, modified or supplemented, in form and substance acceptable to the Required Consenting Noteholders.
49.    "Disputed Claim" means
a.    if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, (i) a Claim that is listed on a Debtor's Schedules as disputed, contingent or unliquidated or (ii) a Claim that is not listed on a Debtor's Schedules; or
b.    if a proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, a Claim for which an objection, complaint or request for estimation has been Filed by the applicable Debtor or Reorganized Debtor or, prior to the Effective Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied in its entirety by a Final Order.
50.    "Distribution" means one or more payments or distributions under the Plan of cash, notes, interests or other property, as applicable.
51.    "Distribution Record Date" means the Confirmation Date.
52.    "DTC" means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.
53.    "Effective Date" means the earliest possible date, as determined by the Debtors and the Required Consenting Noteholders, that is a Business Day on or after the date on which all conditions to the effective date in Section VIII.B have been met or waived pursuant to Section VIII.C.
54.    "Encumbrance" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment or encumbrance of any kind or nature in respect of such asset (including any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
55.    "Entity" means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person or entity.
56.    "Equity Release Consent Notice" means the notice distributed to holders of Stock Interests of Swift that provides the holder the option to not grant the voluntary releases provided for in Section IV.J.3 of the Plan and provides notice that any such holder that opts out of the voluntary releases shall not be entitled to receive any consideration or Distribution under the Plan, as set forth in Section IV.J.3.b.
57.    "Estate" means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.
58.    "Executory Contract and Unexpired Lease" and "Executory Contract or Unexpired Lease" mean a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.
59.    "Exit Agent" means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the Exit Credit Agreement.

60.     "Exit Credit Agreement" means that certain Senior Secured Revolving Credit Agreement, to be dated as of the Effective Date, providing for the Exit Credit Facility substantially in the form set forth in Exhibit I.A.60 and in form and substance reasonably acceptable to the Exit Agent, the Exit Lenders and the Required Consenting Noteholders.
61.    "Exit Credit Facility" means the reserve-based first lien revolving credit facility pursuant to the Exit Loan Documents.
62.    "Exit Lenders" means, collectively, the lenders part to the Exit Credit Facility from time to time and, individually, any Exit Lender.
63.    "Exit Loan Documents" means, collectively, the Exit Credit Agreement and all "Loan Documents" under and as defined in the Exit Credit Agreement, each in a form and substance reasonably acceptable to the Exit Agent, the Exit Lenders and the Required Consenting Noteholders.
64.    "Fee Claim" means a Claim under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Reorganization Cases.
65.    "Fee Letters" means (i) that certain Upfront Fee Letter, dated March 15, 2016, among Swift and the Exit Lenders and (ii) that certain Agency Fee Letter, dated March 15, 2016, between Swift and the Exit Agent.
66.    "Fee Order" means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on February 1, 2016.
67.    "File," "Filed" or "Filing" means file, filed or filing with the Bankruptcy Court, or its authorized designees in the Reorganization Cases.
68.    "Final DIP Order" means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing on a Super-Priority, Secured Basis and (B) Use Cash Collateral, (II) Granting (A) Liens and Super-Priority Claims and (B) Adequate Protection to Certain Prepetition Lenders, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 224], in form and substance acceptable to the DIP Lenders.
69.    "Final Fee Application" means an application for final allowance of the Professional's aggregate Fee Claim as described in Section III.A.1.e.ii.A.
70.    "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction that has been entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, and has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or (ii) any appeal that has been taken or any petition for certiorari that has been filed timely has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied.
71.    "General Unsecured Claim" means any Claim that is not an Administrative Claim, DIP Facility Claim, Priority Tax Claim, Priority Claim, RBL Secured Claim, Other Secured Claim, Senior Note Claim, Rejection Claim or an Intercompany Claim.
72.    "Guaranty" means each guaranty of Swift's obligations under the 2017 Notes, the 2020 Notes and the 2022 Notes provided by Swift Operating.
73.    "Guaranty Claim" means a Claim arising from each Guarantee.

74.    "Intercompany Claim" means any Claim by a Debtor held by another Debtor.
75.    "Intercompany Stock Interests" means the Stock Interests of the Debtors, but excluding the Stock Interests of Swift.
76.    "Interest" means the rights of any holder of the stock of any Debtor and the rights of any Entity to purchase or demand the issuance of any of the stock of any Debtor, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) rights under stock options and warrants.
77.    "Interim DIP Order" means the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing on a Super-Priority, Secured Basis and (B) Use Cash Collateral, (II) Granting (A) Liens and Super-Priority Claims and (B) Adequate Protection to Certain Prepetition Lenders, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 57], in form and substance acceptable to the DIP Lenders.
78.    "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.
79.    "IRS" means the Internal Revenue Service of the United States of America.
80.    "Liabilities" means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.
81.    "Lien Order" means the Interim and Final Orders Authorizing the Debtors to Pay (A) Prepetition Claims of Potential Lien Claimants, (B) Joint-Interest Billings, (C) GPT Expenses and (D) Shipping and Warehousing Claims and (II) Granting Certain Related Relief [Docket Nos. 61 and 212].
82.    "Management Incentive Program" means the management incentive program described in Section IV.D.5, which shall be implemented after the Effective Date and which shall be in form and substance consistent with the Management Incentive Program Agreements.
83.    "Management Incentive Program Agreements" means the agreements, in form and substance acceptable to the Required Consenting Noteholders, that will govern the terms of the Management Incentive Program Equity, which shall be substantially in the form of Exhibit I.A.83.
84.    "Management Incentive Program Equity" means the shares of New Swift Common Stock to be issued by Reorganized Swift to participating employees and directors of the Reorganized Debtors or the Non-Debtor Subsidiaries, pursuant to awards issued in accordance with the terms of the Management Incentive Program.
85.    "New Swift Board" means the board of directors of Reorganized Swift to be constituted as of the Effective Date pursuant to Section IV.E.2.
86.    "New Swift Common Stock" means the shares of common stock of Reorganized Swift authorized and issued pursuant to the Plan and the Swift Certification of Incorporation (including, without limitation, (i) the shares issuable upon the exercise of the Warrants and (ii) the Management Incentive Program Equity).
87.    "Non-Debtor Subsidiaries" means, collectively, Swift Energy New Zealand Limited, Swift Energy New Zealand Holdings Limited, Swift Energy Canada, Ltd., and Kowhai Operating Limited.
88.    "NYSE" means the New York Stock Exchange.

89.    "Other Secured Claims" means any Secured Claim, but excluding RBL Secured Claims.
90.    "Ordinary Course Professionals Order" means the Order Authorizing the Retention, Nunc Pro Tunc as of the Petition Date, and Payment of Professionals Utilized by the Debtors in the Ordinary Course of Business entered by the Bankruptcy Court on February 1, 2016.
91.    "Petition Date" means as to any Debtor, the date on which the Reorganization Case of such Debtor was commenced.
92.    "Plan" means this joint plan of reorganization for the Debtors and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.
93.    "Priority Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.
94.    "Priority Tax Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.
95.    "Pro Rata" means, when used in reference to a Distribution of property pursuant to Article III to
a.    holders of Allowed Claims, a proportionate Distribution so that with respect to a particular Allowed Claim in such Class or group of Claims, the ratio of (a) (i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims in such Class or group of Claims to (ii) the amount of all Allowed Claims in such Class or group of Claims; and
b.    holders of Stock Interests of Swift, a proportionate Distribution so that with respect to a particular holder of a Stock Interest of Swift that has provided the release set forth in Section IV.J.3.b, the ratio of (a)(i) the number of shares of Stock Interests of Swift held by a particular holder to (ii) the number of shares of New Swift Common Stock distributed to such holder pursuant to the Shareholder Equity Distribution, is the same as the ratio of (b)(i) the total number of shares of Stock Interests of Swift held by all holders providing the release set forth in Section IV.J.3.b to (ii) the total number of shares of New Swift Common Stock distributed pursuant to the Shareholder Equity Distribution.
96.    "Professional" means any professional employed in the Reorganization Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.
97.    "Quarterly Distribution Date" means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date shall be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter including the Effective Date.
98.    "RBL Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of September 21, 2010, by and among Swift and Swift Operating, as borrowers, certain subsidiaries named therein as guarantors, the lenders party thereto from time to time, the RBL Agent, BNP Paribas and Wells Fargo Bank, N.A., as co-syndication agents, Bank of Scotland PLC and Societe Generale, as co-documentation agents and J.P. Morgan Securities LLC, as sole lead arranger and sole book runner, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).
99.    "RBL Agent" means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the RBL Credit Agreement.

100.    "RBL Lenders" means the lenders party to the RBL Credit Agreement from time to time.
101.    "RBL Secured Claims" means the Claims arising under the RBL Credit Agreement or any other Loan Documents (as such term is defined in the RBL Credit Agreement).
102.    "Recovery Actions" means, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code and other similar state law claims and causes of action.
103.    "Reinstated" or "Reinstatement" means the treatment of a Claim or Interest, at the applicable Reorganized Debtor's sole discretion, in accordance with one of the following:
a.    The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or
b.    Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:
i.    any such default that occurred before the applicable Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;
ii.    the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;
iii.    the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and
iv.    the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.
104.    "Rejection Claim" means an unsecured Claim arising from the rejection of an Executory Contract or Unexpired Lease by the Debtors pursuant to section 365 of the Bankruptcy Code.
105.    "Released Parties" means, collectively, and in each case in their capacities as such: (i) the Debtors; (ii) the Non-Debtor Subsidiaries; (iii) the Restructuring Support Parties; (iv) the Senior Notes Indenture Trustees; (v) the holders of Senior Notes and Rejection Claims that have voted in favor of the Plan or have not exercised their right to opt out of the voluntary release contained in Section IV.J.3.b of the Plan by checking the opt out box on the Ballot and returning it in accordance with the instructions set forth thereon, indicating that they opt not to grant the releases provided in the Plan; (vi) the DIP Agent; (vii) the DIP Lenders; (viii) the RBL Agent; (ix) the RBL Lenders; (x) the Creditors' Committee; (xi) the Exit Agent; (xii) the Exit Lenders and with respect to each of the foregoing entities, such entities' predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities' respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.
106.    "Releasing Parties" means, collectively, and in each case in their capacities as such: (i) the Senior Notes Indenture Trustees; (ii) the Restructuring Support Parties; (iii) the RBL Agent; (iv) the RBL Lenders; (v) any holder of an Senior Note Claim and Rejection Claim that (a) votes to accept the Plan or (b) either (I) abstains from voting or (II) votes to reject the Plan and, in the case of either (I) or (II), does not opt out of the voluntary release contained in Section IV.J.3.b of the Plan by checking the opt out box on the Ballot, and returning it in accordance with the instructions set forth thereon, indicating that they opt not to grant the releases provided in the

Plan; (iv) holders of Claims that are deemed to accept the Plan; (v) any holder of a Stock Interest of Swift that does not opt out of the voluntary release contained in Section IV.J.3.b of the Plan by completing the steps set forth in the Equity Release Consent Notice, and returning it in accordance with the instructions set forth thereon, indicating that they opt not to grant the releases provided in the Plan; (vi) the current and former officers and directors of the Debtors, the Reorganized Debtors and the Non-Debtor Subsidiaries; (vii) the Creditors' Committee and (viii) with respect to each of the foregoing Entities in clauses (i) through (vii), such Entity's predecessors, successors and assigns, affiliates, subsidiaries, funds, portfolio companies, members, management companies, and each of their respective current and former shareholders, directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (each solely in their capacity as such).
107.    "Reorganization Case" means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.
108.    "Reorganized . . ." means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date.
109.    "Required Consenting Noteholders" means the Restructuring Support Parties holding greater than 50.1 percent of the aggregate principal amount of Senior Notes held by all of the Restructuring Support Parties.
110.    "Restructuring Support Agreement" means that certain Restructuring Support Agreement (including all exhibits thereto), dated as of December 31, 2015, by and among the Debtors and the Restructuring Support Parties, as may be amended, restated, or otherwise modified in accordance with its terms.
111.    "Restructuring Support Parties" means, collectively, the non-Debtor parties to the Restructuring Support Agreement.
112.    "Restructuring Transactions" means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations, dissolutions or other transactions that the Debtors or Reorganized Debtors determine, with the consent of the Required Consenting Noteholders, to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure and intercompany arrangements of the Reorganized Debtors.
113.    "Retained Causes of Action" means the causes of action set forth on Exhibit I.A.113.
114.    "Schedules" means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, restated, modified or supplemented.
115.    "Secured Claim" means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a).
116.    "Senior Notes" means, collectively, the 2017 Notes, the 2020 Notes and the 2022 Notes.
117.    "Senior Notes Claims" means, collectively, the 2017 Notes Claim, the 2020 Notes Claim and the 2022 Notes Claim.
118.    "Senior Notes and Rejection Distribution" means a number of shares of New Swift Common Stock equal to 88.5% on a fully diluted basis (subject only to dilution (i) due to the Warrants, if exercised pursuant to the terms of the Warrant Agreements and the Plan, (ii) as of the Effective Date, by the Management Incentive Program Equity) of the total number of shares of New Swift Common Stock issued and outstanding on the Effective

Date and (iii) due to the conversion of the DIP Facility Claims (other than the Backstop Fee) into New Swift Common Stock).
119.    "Senior Notes Indenture Trustees" means, the 2017 Notes Indenture Trustee, the 2020 Notes Indenture Trustee and the 2022 Indenture Trustee.
120.    "Senior Notes Indentures" means, collectively, the 2017 Notes Indenture, the 2020 Notes Indenture and the 2022 Notes Indenture.
121.    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
122.    "Shareholder Equity Distribution" means a number of shares of New Swift Common Stock equal to 4.0% on fully diluted basis (subject only to dilution (i) due to the Warrants, if exercised pursuant to the terms of the Warrant Agreements and the Plan and (ii) as of the Effective Date, by the Management Incentive Program Equity) of the total number of shares of New Swift Common Stock issued and outstanding on the Effective Date.
123.    "Stock Interests of . . ." means, when used with reference to a particular Debtor, the Interests issued by such Debtor.
124.    "Stipulation of Amount and Nature of Claim" means a stipulation or other agreement between the applicable Debtor or Reorganized Debtor and a holder of a Claim and with the consent of the Required Consenting Noteholders establishing the allowed amount or nature of such Claim that is (a) entered into in accordance with any Claim settlement procedures established in these Reorganization Cases, (b) permitted or contemplated by the Plan or (c) approved by order of the Bankruptcy Court.
125.    "Swift" means Swift Energy Company.
126.    "Swift Operating" means Swift Energy Operating, LLC.
127.    "Tax" means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental, withholding or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.
128.    "Third Party Disbursing Agent" means an Entity designated by Reorganized Swift to act as a Disbursing Agent pursuant to Section VI.B.
129.    "Timely Claim" means a Claim for which a proof of Claim or request for payment of Administrative Claim was Filed by the applicable Bar Date or is otherwise determined to be timely Filed by a Final Order of the Bankruptcy Court.
130.    "U.S. Trustee" means the United States Trustee for the District of Delaware.
131.    "Warrants" means the 2019 Warrants and 2020 Warrants to be issued in accordance with, and subject to the terms of, the Warrant Agreement entitling their holders to purchase up to an aggregate number of shares of New Swift Common Stock equal to (x) the quotient of (I) the total number of shares of New Swift Common Stock to be distributed pursuant to the Senior Notes and Rejection Distribution, the Shareholder Equity Distribution and the Backstop Fee, divided by (II) 0.70, less (y) the total number of shares of New Swift Common Stock to be distributed pursuant to the Senior Notes and Rejection Distribution, the Shareholder Equity Distribution

and the Backstop Fee, with: (a) the 2019 Warrants entitling their holders, at any time on or prior to the third anniversary of the Effective Date, to purchase up to 50% of such shares of New Swift Common Stock at an exercise price per share equal to the quotient of (i) $800,000,000, divided by (ii) the total number of shares of New Swift Common Stock to be distributed pursuant to the Senior Notes and Rejection Distribution, the Shareholder Equity Distribution and the Backstop Fee; and (b) the 2020 Warrants entitling their holders, at any time on or prior to the fourth anniversary of the Effective Date, to purchase up to 50% of such shares of New Swift Common Stock at an exercise price per share equal to the quotient of (i) the sum of (A) $875,000,000 and (B) the aggregate exercise price payable upon exercise in full of the 2019 Warrants, divided by (ii) the sum of (A) the total number of shares of New Swift Common Stock to be distributed pursuant to the Senior Notes and Rejection Distribution, the Shareholder Equity Distribution and the Backstop Fee and (B) the aggregate number of shares of New Swift Common Stock purchasable upon exercise of the 2019 Warrants.
132.    "Warrant Agreement" means the warrant agreement that will govern the terms of the Warrants, which shall be substantially in the form of Exhibit I.A.132.

B.	Rules of Interpretation and Computation of Time

1.	Rules of Interpretation
For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a holder of a Claim or Interest includes that Entity's successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words "herein," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) the words "includes" or "including" are not limiting; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) subject to the provisions of any contract, certificate of incorporation, by-laws, or similar constituent document, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

2.	Computation of Time
In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
ARTICLE II

CLASSES OF CLAIMS AND INTERESTS
The Plan assigns a letter to each Debtor and a number to each of the Classes of Claims against or Interests in the Debtors. For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtors. Any non-sequential enumeration of the Classes is intentional to maintain consistency. Claims and Interests, except Administrative Claims, DIP Facility Claims and Priority Tax Claims, are classified in up to 8 separate Classes as follows:

Letter	Debtor	Class	Designation
A	Swift Energy Company	1	Priority Claims
B	Swift Energy International, Inc.	2	RBL Secured Claims
C	Swift Energy Group, Inc.	3	Other Secured Claims
D	Swift Energy USA, Inc.	4	Senior Notes and Rejection Claims
E	Swift Energy Alaska, Inc.	5	General Unsecured Claims
F	Swift Energy Operating, LLC	6	Intercompany Claims
G	GASRS LLC	7	Intercompany Stock Interests
H	SWENCO-Western LLC	8	Stock Interests of Swift
I	Swift Energy Exploration Services Inc.
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims, as described in Section III.A., have not been classified and thus are excluded from the foregoing Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.
ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1.	Payment of Administrative Claims

a.	Administrative Claims in General
Except as specified in this Section III.A.1., and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, cash equal to the allowed amount of such Administrative Claim either (i) as soon as practicable after the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.

b.	Statutory Fees
On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court shall be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Reorganized Debtors in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.

c.	Ordinary Course Liabilities
Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business (including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes and Administrative Claims arising from those contracts and leases of the kind described in Section V.E.) shall be satisfied by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims or further approval of the Bankruptcy Court.

d.	DIP Facility Claims
On or before the Effective Date, Allowed DIP Facility Claims (other than the Backstop Fee) shall be converted into New Swift Common Stock; provided, however, that the DIP Lenders will receive New Swift Common Stock from the Senior Notes and Rejection Distribution, and under no circumstances will the conversion of the DIP Facility Claim to New Swift Common Stock dilute the Shareholder Equity Distribution. The DIP Lenders shall have no further obligation to pay or otherwise fund any Professional fees or disbursements or Carve-Out Expenses (as such term is defined in the DIP Orders). The Debtors shall be authorized to take any action necessary or appropriate to cancel, extend, refinance or replace the DIP Credit Agreement in accordance with the agreed upon treatment of the DIP Facility Claims. On the Effective Date, each Backstopper shall receive its pro rata share (based on commitments for the financing made available pursuant to the DIP Credit Agreement on the initial funding date of such financing) of the Backstop Fee.

e.	Bar Dates for Administrative Claims

i.	General Bar Date Provisions
Except as otherwise provided in Section III.A.1.e.ii., unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by 120 days after the Effective Date.

ii.	Bar Dates for Certain Administrative Claims

A.	Professional Compensation
Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 50 days after the Effective Date or (2) 30 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional's Final Fee Application.

B.	Ordinary Course Liabilities
Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes and Administrative Claims arising from those contracts and leases of the kind described in Section V.E., shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section III.A.1.c.

C.	DIP Facility Claims
Holders of DIP Facility Claims shall not be required to File or serve any request for payment of such Claims. Such Administrative Claims are allowed in the amount agreed upon between the Debtors and the DIP Lenders, as specified in the DIP Credit Agreement and the DIP Orders, and shall be satisfied pursuant to Section III.A.1.d.

2.	Payment of Priority Tax Claims

a.	Priority Tax Claims in General
Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full of the allowed amount of the Priority Tax Claim plus Postpetition Interest, if any, on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.

b.	Other Provisions Concerning Treatment of Priority Tax Claims
Notwithstanding the provisions of Section III.A.2.a., any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the holder for actual pecuniary loss shall be treated as a General Unsecured Claim, and the holder (other than as the holder of a General Unsecured Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.

B.	Classified Claims

1.	Priority Claims (Classes 1A through 1I) are unimpaired.
On the later of the Effective Date and the date on which the Claim in Classes 1A through 1I is allowed, unless otherwise agreed by the holder of an Allowed Claim in Classes 1A through 1I and the Debtors or Reorganized Debtors, each holder of an Allowed Claim in Classes 1A through 1I shall receive cash in an amount equal to such Allowed Priority Claim.

2.	RBL Secured Claims (Classes 2A, 2F, 2G and 2H) are unimpaired.
The RBL Secured Claims are Allowed in the aggregate principal amount of $324,900,000.00 in respect of Loans outstanding (as defined in the RBL Credit Agreement) and $5,050,000.00 in face amount of letters of credit outstanding, plus interest accrued and accruing at the rates set forth in the RBL Credit Agreement and all other Obligations (as defined in the RBL Credit Agreement), including obligations in respect of cash collateral for letter of credit, fees, expenses, indemnity and all other obligations secured by the Loan Documents (as defined in the RBL Credit Agreement), including without limitation, Cash Management Obligations and Hedging Obligations (as each is defined in the RBL Credit Agreement), and such Allowed RBL Secured Claims shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.
In full satisfaction of an Allowed RBL Secured Claim, on the Effective Date, the RBL Agent, on behalf of the holders of Allowed RBL Secured Claims, shall receive, as determined by the applicable Debtor or Reorganized Debtor with the consent of the Required Consenting Noteholders: (i) cash equal to the amount of such Allowed RBL Secured Claim; (ii) such other recovery necessary to render the Allowed RBL Secured Claims unimpaired pursuant to section 1124 of the Bankruptcy Code; or (iii) satisfaction of such Allowed RBL Secured Claim pursuant to the terms of the Exit Credit Facility, plus, in each case, payment in cash of any unpaid adequate protection payments due to the RBL Agent and/or the RBL Lenders, as applicable, pursuant to the DIP Orders, and the RBL Agent and the RBL Lenders shall retain any payments received by such party pursuant to the DIP Orders.

3.	Other Secured Claims (Classes 3A through 3I) are unimpaired.
In full satisfaction of an Allowed Other Secured Claim, on the later of the Effective Date and the date on which the Other Secured Claim is allowed, each holder of an Allowed Other Secured Claim shall receive, at the sole and exclusive option of the applicable Debtor or Reorganized Debtor: (i) Reinstatement of such Allowed Other Secured Claim, (ii) cash equal to the amount of such Allowed Other Secured Claim; (iii) the collateral securing such Allowed Other Secured Claim, (iv) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code; or (v) satisfaction of such Other Secured Claim pursuant to such other terms and conditions as may be agreed upon by the Debtors or Reorganized Debtors and the holder of such Other Secured Claim and with the consent of the Required Consenting Noteholders.

4.	Senior Notes and Rejection Claims (Classes 4A, 4B, 4E and 4F) are impaired.
In full satisfaction of the Allowed Senior Notes Claims and the Allowed Rejection Claims, on or as soon as practicable after the Effective Date, unless otherwise agreed by the holder of an Allowed Senior Note Claim or holder of an Allowed Rejection Claim, as applicable, and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Senior Note Claim or holder of an Allowed Rejection Claim shall receive its Pro Rata share of the Senior Notes and Rejection Distribution.

5.	General Unsecured Claims (Classes 5A through 5I) are unimpaired.
On the later of the Effective Date and the date on which the General Unsecured Claim is allowed, unless otherwise agreed by the holder of an Allowed Claim in Classes 5A through 5I and the applicable Debtor or Reorganized Debtor, including agreements entered into between the Debtors and the holder in connection with the Lien Order, each holder of an Allowed General Unsecured Claim shall receive the following treatment at the option of the Debtors or Reorganized Debtors (i) Reinstatement of such Allowed General Unsecured Claim in accordance with ordinary course terms, (ii) payment in cash in an amount equal to such Allowed General Unsecured Claim or (iii) such other treatment, as determined by the Debtors, with the consent of the Required Consenting Noteholders, that will render it unimpaired pursuant to section 1124 of the Bankruptcy Code.

6.	Intercompany Claims (Classes 6A through 6I) are unimpaired.
On the Effective Date, each Intercompany Claim in Classes 6A through 6I shall be Reinstated, subject to the effect of the Restructuring Transactions.

7.	Intercompany Stock Interests (Classes 7B through 7I) are unimpaired.
On the Effective Date, each Intercompany Stock Interest in Classes 7B through 7I shall be Reinstated, subject to the effect of the Restructuring Transactions.

8.	Stock Interests of Swift (Class 8A) are impaired.
On the Effective Date, Stock Interests of Swift shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, holders of Stock Interests of Swift shall receive, in exchange for the surrender or cancellation of their Interests and for the releases by such holders of the Released Parties, their Pro Rata share of (a) the Shareholder Equity Distribution and (b) the Warrants; provided, however, that any holder of a Stock Interest of Swift that opts not to grant the voluntary releases contained in Section IV.J.3.b of the Plan shall not be entitled to receive its Pro Rata share of the Shareholder Equity Distribution and Warrants and shall not receive any consideration in exchange for the surrender or cancellation of its Interests or any Distribution whatsoever under the Plan; and provided, further, that, notwithstanding Section VI.E, the Debtors may provide any holder of a Stock Interest of Swift that would otherwise be entitled to receive a Distribution of less than one share of the New Swift Common Stock with a Distribution of one share of New Swift Common Stock; provided, however, in no event shall such Distribution alter the respective percentages of the outstanding New Swift Common Stock allocated to any Class or Claim holder.

C.	Insurance
Notwithstanding anything to the contrary herein, if any Allowed Claim is covered by an insurance policy, such Claim shall first be paid from proceeds of such insurance policy, with the balance, if any, treated in accordance with the provisions of the Plan governing the Class applicable to such Claim.
ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
Except as otherwise provided herein, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate or other legal Entity, with all the powers of a corporation or other legal Entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtor, free and clear of all Claims, Encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services (including fees and expenses relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

B.	Issuance of New Swift Common Stock and Warrants

1.
Issuance of Securities. Shares of New Swift Common Stock shall be authorized under the Certificate of Incorporation, and shares of New Swift Common Stock shall be issued on the Effective Date and distributed as soon as practicable thereafter in accordance with the Plan. The number of shares of New Swift Common Stock to be distributed as set forth in the Plan, and the number of shares of New Swift Common Stock issuable upon exercise of the Warrants and the Management Incentive Program Equity and corresponding strike prices, are subject to adjustment by the Debtors, with the consent of the Required Consenting Noteholders, in a manner that does not alter the respective percentages of the outstanding New Swift Common Stock allocated to any Class or Claim holder, except for immaterial changes resulting from the treatment of fractional shares; provided that the New Swift Common Stock, as of the Effective Date, shall be subject to dilution from the Management Incentive Program Equity. All of the New Swift Common Stock, issuable in accordance with the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable. The issuance of the New Swift Common Stock, the Warrants, Management Incentive Program Equity by Reorganized Swift, and the issuance of shares pursuant to the exercise of the Warrants and the Management Incentive Program Equity, is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Interest.

Except as provided below, the New Swift Common Stock distributed under the Plan will be issued in book-entry form through the direct registry system of the transfer agent and DTC. The ownership interest of each holder of such New Swift Common Stock, and transfers of ownership interests therein, will be recorded on the records of the transfer agent and the direct and indirect participants in DTC. To receive Distributions of New Swift Common Stock through DTC, holders of Senior Notes Claims and holders of Rejection Claims will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New Swift Common Stock may be deposited. The New Swift Common Stock issuable to holders of Stock

Interests of Swift will, with respect to Stock Interests of Swift held through DTC, be delivered by the Reorganized Swift to the holders of Stock Interests of Swift through DTC (via Mandatory Exchange if applicable), and holders that do not hold their Stock Interests of Swift in DTC may designate a direct or indirect participant in DTC with whom such holder has an account into which such New Swift Common Stock may be deposited or have their shares issued in book-entry form on the register of the transfer agent.

2.
Exemption from Registration. Pursuant to section 1145(a) of the Bankruptcy Code, the offering of the New Swift Common Stock under Article III of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act and other applicable law or another available exemption from registration under the Securities Act. The issuance and Distribution of the New Swift Common Stock and the Warrants under Article III of the Plan, and the New Swift Common Stock issuable upon exercise of the Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code. The New Swift Common Stock underlying the Management Incentive Program will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

The issuance of the New Swift Common Stock to the holders of Senior Notes Claims and the Rejection Claims and the issuance of the Warrants to the holders of Stock Interests of Swift shall be exempt from the requirements of section 16(b) of the Securities and Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director by deputization for purposes thereof) as of the Effective Date.

3.
SEC Reporting Requirements and Listing of New Swift Common Stock. As of the Effective Date, Reorganized Swift will be a reporting company under the Securities Exchange Act of 1934, as amended. Reorganized Swift will use reasonable efforts to cause the listing on NYSE or such other exchange of the New Swift Common Stock on or as soon as reasonably practicable after the Effective Date.

4.	Warrants.

a.	Issuance.
Each Warrant will, subject to the antidilution adjustments described below and in the Warrant Agreement, be exercisable for one share of New Swift Common Stock.

b.	Anti-Dilution Protection.
The Warrant Agreement shall contain provisions for the adjustment of the exercise price and shares of New Swift Common Stock issuable upon exercise following certain organic dilutive events such as splits, combinations, stock dividends, tender offer or other similar organic dilutive events involving the New Swift Common Stock. The Warrants, as of the Effective Date, shall be subject to dilution only from the Management Incentive Program Equity.

c.	Form.
Except as provided below, all Warrants distributed under the Plan will be issued in book-entry form through the direct registry system of the warrant agent and DTC. The warrant agent will be the transfer agent for the New Swift Common Stock. The ownership interest of each holder of such Warrants, and transfers of ownership interests therein, will be recorded on the records of the warrant agent and the direct and indirect participants in DTC. Holders of Stock Interests of Swift that hold such Interests in DTC will receive their Warrants by deposit to the account of a direct or indirect participant in DTC in which such Stock Interests of Swift are held. Holders that do not hold their Stock Interests of Swift in DTC may designate a direct or indirect participant in DTC with whom such holder has an account into which such Warrants may be deposited or have their Warrants issued in book-entry form on the register of the warrant agent for the Warrants. Beneficial owners of the Warrants will be required to follow the procedures that DTC or its direct or indirect participants, or the warrant agent for the Warrants, as applicable, may establish for exercising their rights in respect of the Warrants, including exercise and transfer thereof. New Swift Common Stock issuable upon exercise of such Warrants will be issued in book-entry form and held through DTC or the warrant agent for the Warrants, as applicable.

C.	The Exit Credit Facility
The Confirmation Order shall include approval of the Commitment Letter, the Fee Letters and the Exit Credit Facility (including the transactions contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Loan Documents and such other documents as may be required to effectuate the treatment of the Exit Lenders pursuant to the Exit Loan Documents.
Upon the Confirmation Date, (1) the Reorganized Debtors are authorized to execute and deliver the Exit Loan Documents and perform their obligations thereunder and under the Commitment Letter and the Fee Letters, including without limitation, the payment or reimbursement of any fees, expenses , losses, damages or indemnities; and (2) subject to the occurrence of the Effective Date, the Exit Loan Documents and the Fee Letters shall constitute the legal, valid and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.
On the Effective Date, (1) upon the granting of liens in accordance with the Exit Credit Agreement, the Exit Agent and the Exit Lenders shall have valid, binding and enforceable liens on the collateral specified in the Exit Credit Agreement and related guarantee and collateral documentation; and (2) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Exit Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted to secure the obligations arising under the Exit Credit Agreement shall be granted in good faith as an inducement to the Exit Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Exit Credit Agreement and the other Exit Loan Documents.

D.	Cancellation of Certain Indebtedness, Agreements, and Existing Securities.
On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the RBL Credit Agreement, the Guarantees, the Senior Notes Indentures and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to any such Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and the obligations of any of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Restructuring Support Agreement, the RBL Credit Agreement, the Guarantees, the Senior Notes Indentures and any other shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of any of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan or assumed by any such Debtors) shall be released and discharged; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive Distributions under the Plan as provided herein, (b) allowing the Senior Notes Indenture Trustees and the RBL Agent to make Distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such Distributions, to the extent not paid by the Debtors and authorized under such agreement, and (c) allowing the Senior Notes Indenture Trustees and the RBL Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. For the avoidance of doubt, nothing in this section shall affect the discharge of or result in any obligation, liability, or expense of the Debtors or the Reorganized Debtors, or affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any additional obligation, expense, or liability of the Debtors or the Reorganized Debtors. On and after the Effective Date, all duties and responsibilities of the Senior Notes Indenture Trustees and the RBL Agent shall be discharged except to the extent required to effectuate the Plan; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive Distributions under the Plan as provided herein, (b) allowing the Senior Notes Indenture Trustees and the RBL Agent to make Distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such Distributions, to the extent not paid by the Debtors or Reorganized Debtors and authorized under such agreement, and (c) allowing the Senior Notes Indenture Trustees and the RBL Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan (and any and all rights of the Senior Notes Indenture Trustees arising under Section 7.06 of the Senior Notes Indentures shall explicitly survive the occurrence of the Confirmation Date and the Effective Date and shall terminate completely upon the completion of all distributions to holders of the Senior Notes Claims and the satisfaction of any and all obligations to the Senior Notes Indenture Trustees under Section 7.06 of the Senior Notes Indentures).

E.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs and Corporate Action

1.	Certificates of Incorporation and By-Laws of the Reorganized Debtors
As of the Effective Date, the Certificate of Incorporation and the By-Laws of each Reorganized Debtor will be in such form as the Debtors and the Required Consenting Noteholders may determine. The initial Certificate of Incorporation and By-Laws of each Reorganized Debtor, among other things, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date, each such Entity shall be permitted to amend and restate its Certificate of Incorporation or By-Laws pursuant to applicable state law and the terms and conditions of such constituent documents.

2.	Directors and Officer of the Reorganized Debtors
As of the Effective Date, the term of the current members of the board of directors of Swift shall expire without further actions by any Person. The New Swift Board shall consist of seven members. The initial directors of the New Board shall be appointed in accordance with the Certificates of Incorporation and By-Laws of each Reorganized Debtor and shall consist of (a) the Chief Executive Officer of Reorganized Swift; (b) two directors selected by Strategic Value Partners LLC or an affiliate thereof; (b) two directors selected by the Required Consenting Noteholders; and (c) two independent directors (one of which will be the non-executive chairman) initially nominated by the Required Consenting Noteholders and nominated by the nominating and governance committee of the New Swift Board once formed. Members of the Debtors' existing Board of Directors, desiring to serve, will be interviewed and considered in the selection process. The identities of the New Swift Board members of Reorganized Swift are identified on Exhibit IV.D.2.
The Chief Executive Officer of Reorganized Swift will be consulted and participate in the independent director selection process with respect to the board member selections and selection of the non-executive chairman.

The terms of the New Swift Board shall be staggered with two New Swift Board members serving a one year term, two serving a two year term, and three serving a three year term. Any New Swift Board members (other than the Chief Executive Officer of Reorganized Swift) elected from the existing board of directors shall serve a one year term.
The New Swift Board shall have four committees: Audit, Compensation, Governance/Nominating and Strategy.

3.	Employee Arrangements of the Reorganized Debtors
As of the Effective Date, the Reorganized Debtors shall be authorized to: (a) maintain, amend or revise existing employment, indemnification and other arrangements with their active and retired directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, indemnification and other arrangements with active and retired directors, officers and employees; all as determined by the board of directors of the applicable Reorganized Debtor.

4.	Corporate Action
Pursuant to section 1142 of the Bankruptcy Code and section 6.201 of the Texas Business Organizations Code, the following (which shall occur and be deemed effective as of the date specified in the documents effectuating the same or, if no date is so specified, the Effective Date) shall be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors or by any other Entity: (a) the initial Certificates of Incorporation and By-Laws of the Reorganized Debtors; (b) appointment of the initial directors and officers of the Reorganized Debtors; and (c) other corporate actions that are necessary or appropriate to effectuate, implement and consummate the provisions of the Plan, including the Restructuring Transactions; and (d) the adoption, execution, delivery and performance of all contracts, instruments, releases and other agreements and documents related to any of the foregoing.

5.	Management Incentive Program
On or after the Effective Date, the Reorganized Debtors shall adopt the Management Incentive Program and shall provide for the Distribution, and the reservation for further issuance, as applicable, of the Management Incentive Program Equity to participating officers, directors and employees of the Reorganized Debtors. A total of 5.5% of New Swift Common Stock (on a fully diluted basis) will be reserved for the Management Incentive Program. The Management Incentive Program Equity will be allocated as follows:
2.25% of the Management Incentive Program Equity will be granted to management on the Effective Date:
1.25% of the Management Incentive Program Equity will be structured as Restricted Stock Units ("RSU") that vest solely based on a time-based vesting schedule, which shall be ratably vested and settled over 3 years (i.e. one-third vests and pays each year over three years);
1.00% of the Management Incentive Program Equity will be structured as stock options with strike prices set at emergence equity value based on Reorganized Swift's enterprise value at emergence. The stock options shall vest solely based on a time-based vesting schedule, which shall be ratably over 3 years (i.e. one-third vest each year over three years) and shall expire after 5 years.
Allocation of the foregoing 2.25% of the Management Incentive Program Equity will be based on a schedule agreed to by the Required Consenting Noteholder and the Debtors. Vesting of the RSUs and stock options will not be conditioned on any financial, operating or other performance metrics. Except for termination due to death or disability, termination without cause, termination for good reason or change of control, individuals must be employed on each vesting date to receive those vested shares/options.

The remaining 3.25% of Management Incentive Program Equity shall be granted to management and the New Swift Board, subject to vesting with time and performance thresholds to be determined by the New Swift Board and its compensation committee.

6.	Indemnification of Directors, Officers and Employees
Notwithstanding any other provisions of the Plan, from and after the Effective Date, indemnification obligations owed by the Debtors or the Reorganized Debtors to directors, officers or employees of the Debtors who served or were employed by the Debtors on the Petition Date, to the extent provided in the articles or certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of the Debtors, will be deemed to be, and treated as though they are, executory contracts that are assumed pursuant to the Plan and section 365 of the Bankruptcy Code. All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date.

F.	Effect on Royalty Interests and Oil & Gas Leases

1.	Royalty Interests
Nothing in the Plan shall affect, modify, or impair the rights of any holder of a royalty interest in the production of the Assets which is otherwise valid, perfected, unavoidable and enforceable in accordance with applicable law to receive royalty or other payments which become due on and after the Effective Date.

2.	Oil & Gas Leases
On the Effective Date, each Debtor's right, title and interest in and to all of such Debtor's oil & gas leases, including those oil & gas leases set forth on Exhibit IV.E.2, shall revest in such Debtor as reorganized hereby on the terms and conditions set forth in the Plan. To the extent such oil & gas leases may be deemed to be, and treated as though they are, executory contracts, such leases shall be deemed assumed pursuant to the Plan and section 365 of the Bankruptcy Code.

G.	Intercompany Stock Interests
The Intercompany Stock Interests shall be retained and the legal, equitable and contractual rights to which the holder of such Intercompany Stock Interest is entitled shall remain unaltered, subject to the effect of the Restructuring Transactions.

H.	Cash for Plan Distributions
All cash payments to be made pursuant to the Plan shall be funded by the applicable Reorganized Debtor. All cash necessary for a Reorganized Debtor to fund such cash payments pursuant to the Plan shall be obtained through a combination of one or more of the following: (1) such Reorganized Debtor's cash balances and cash generated by the operations of such Reorganized Debtor; (2) any Tax refunds actually received by such Reorganized Debtor; or (3) such other means of financing or funding as determined by the board of directors (or its equivalent) of such Reorganized Debtor.

I.	Waiver of Recovery Actions
To the extent not already otherwise waived pursuant to another order of the Bankruptcy Court, effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any Recovery Actions that belong to the Debtors on account of paying or having paid all General Unsecured Claims or Rejection Claims pursuant to this Plan.

J.	Preservation of Rights of Action; Settlement of Claims and Releases

1.	Preservation of Rights of Action by the Debtors and the Reorganized Debtors
Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce, any claims, demands, rights and causes of action that any Debtor or Estate may hold against any Entity, including the Retained Causes of Action. For the avoidance of doubt, the preservation of such rights of action described in the preceding sentence includes, without limitation, the Reorganized Debtors' right to object to Administrative Claims and any other Claims. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their right to File and pursue, and shall have the sole right to File and pursue, any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor, as well as any Retained Cause of Action.

2.	Comprehensive Settlement of Claims and Controversies
Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, this Section IV.J.2 incorporates an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of these cases for all parties in interest. Accordingly, in consideration of the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.J.3, shall constitute a good-faith compromise and settlement of all Claims, disputes, or controversies relating to the rights that a holder of a Claim may have with respect to any Claim (other than Claims Reinstated hereunder) or any Distribution to be made pursuant to the Plan on account of any such Claim (other than Claims Reinstated hereunder).
The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims, disputes, or controversies provided for herein, and the Bankruptcy Court's determination that such compromises and settlements are in the best interests of the Debtors, their estates, the Reorganized Debtors, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness. If the Effective Date does not occur, the settlements set forth herein shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

3.	Releases

a.	Release by the Debtors and Reorganized Debtors
Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, to the fullest extent permitted by law, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party with respect to any of the Debtors or the Estates, the Reorganization Cases or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Restructuring Support Agreement, the Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the Warrant Agreements, the Exit Loan Documents, the Restructuring Transactions or any other transactions proposed in connection with the Debtors, the Reorganization Cases or any Distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IV.J.3.a shall not affect (a) the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud), (b) except as otherwise set forth in the Plan any rights to enforce the Plan or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan, including without limitation, under and in respect of the Exit Credit Facility, (c) except as otherwise expressly set forth in this Plan, any objections by the Debtors or the Reorganized Debtors to Claims or Interests filed by any Entity against any Debtor and/or the Estates, including rights of setoff, refund or other adjustments, (d) the rights of the Debtors to assert any applicable defenses in litigation or other proceedings with their employees (including the rights to seek sanctions, fees and other costs) and (e) any claim of the Debtors or Reorganized Debtors, including (but not limited to) cross-claims or counterclaims or other causes of action against employees or other parties, arising out of or relating to actions for personal injury, wrongful death, property damage, products liability or similar legal theories of recovery to which the Debtors or Reorganized Debtors are a party.

b.	Release by Holders of Claims or Interests
Any holder of Stock Interests of Swift that opts not to grant the releases contained in this Section IV.J.3.b shall not receive the New Swift Common Stock and Warrants that it would otherwise be entitled to receive under Section III.B.8 of the Plan and will not receive any Distribution whatsoever under the Plan.
Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, unless otherwise provided in the Confirmation Order, each Releasing Party shall be deemed to forever release, waive and discharge all Liabilities in any way that such Releasing Party has, had or may have against any Released Party (which release shall be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code), in each case, relating to any of the Debtors or the Estates, the Reorganization Cases or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Restructuring Support Agreement, the Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the Warrant Agreements, the Exit Loan Documents, the Restructuring Transactions or any other transactions proposed in connection with the Debtors, the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IV.J.3.b shall have no effect on the liability of (a) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan, including without limitation, under and in respect of the Exit Credit Facility and (b) any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud).

c.	Injunction Related to Releases
As further provided in Section IX.B.1.b, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities released pursuant to the Plan.

K.	Limitation of Liability

1.	Liability for Actions in Connection with the Reorganization Cases
The Debtors, the Reorganized Debtors, the Creditors' Committee, and their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, shareholders, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, shall neither have nor incur any liability to any Entity for any act taken or omitted to be taken in connection with, related to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, Confirmation, effectuation, implementation or consummation of the Plan or any transaction proposed in connection with the Debtors, the Reorganization Cases or any contract, instrument, release or other agreement or document entered into or delivered, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of this Section IV.K.1. shall have no effect on: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

2.	Rights of Action in Connection with the Reorganization Cases
Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest and none of their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, shareholders, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives or agents shall have any right of action against any of the Debtors, the Reorganized Debtors, the Creditors' Committee, or any of their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, for any act or omission in connection with, relating to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, Confirmation, effectuation, implementation or consummation of the Plan or any transaction or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

L.	Reinstatement and Continuation of Insurance Policies
From and after the Effective Date, each of the Debtors' insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section V.A. Nothing in the Plan shall affect, impair or prejudice the Reorganized Debtors' rights under the insurance policies in any manner, and the Reorganized Debtors shall retain all rights and defenses under such insurance policies, and such insurance policies shall apply to, and be enforceable by the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

M.	Release of Encumbrances
Except as otherwise provided in the Plan, in the Exit Loan Documents, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III, all Encumbrances against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such Encumbrances, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns. For the avoidance of doubt, the charging liens of the Senior Notes Indenture Trustees under the Senior Notes Indentures may be asserted on the Distributions (if any) to holders of Allowed Claims in Classes 4A and 4F, as applicable, and, to the extent asserted, will remain in place until the reasonable and documented fees and expenses of the Senior Notes Indenture Trustees are satisfied.

N.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes
The Reorganized Debtors and the officers and members of the boards of directors thereof shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements and documents and take such actions as may be necessary or appropriate to effect and implement the provisions of the

Plan, including the Restructuring Transactions provisions of Section IV.O. The secretary or any assistant secretary of each Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following shall not be subject to any stamp Tax or similar Tax: (1) the creation of any Encumbrances; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments, applications, certificates or statements executed or filed in connection with any of the foregoing or pursuant to the Plan.

O.	Restructuring Transactions
On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may take such actions as the Debtors or Reorganized Debtors determine to be necessary or appropriate to effectuate, implement and consummate the Restructuring Transactions; provided, however, that no Restructuring Transactions shall be implemented prior to the Effective Date without the written consent of the Requiring Consenting Noteholders, the Exit Agent and the Creditors' Committee, which consent shall not be unreasonably withheld. The actions to effectuate, implement and consummate the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents that carry out the provisions of the Plan and that satisfy the applicable requirements of applicable state law; and (2) the filing of appropriate instruments pursuant to applicable state law.
ARTICLE V

TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Assumed

1.	Assumption Generally
Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, including the Restructuring Transactions, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtor shall assume, with the consent of the Required Consenting Noteholders each of its respective Executory Contracts and Unexpired Leases other than those listed on Exhibit V.C; provided, however, that the Debtors, with the consent of the Required Consenting Noteholders, reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its assumption pursuant hereto; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C, thus providing for its rejection pursuant to this Section V.A.1. The Debtors shall provide notice of any amendments to Exhibit V.C to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases. Nothing herein shall constitute an admission by a Debtor or Reorganized Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

2.	Assumptions of Executory Contracts and Unexpired Leases
Each Executory Contract or Unexpired Lease assumed under Section V.A.1. shall include any modifications, amendments, supplements or restatements to such contract or lease.

3.	Approval of Assumptions and Assumption Procedures
The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in Section V.A.1., pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The procedures for assumption of an Executory Contract or Unexpired Lease are as follows:

a.    After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being assumed pursuant to the Plan notice of: (i) the contract or lease being assumed or assumed and assigned; (ii) the Cure Amount Claim (which will be determined in consultation with the Required Consenting Noteholders) if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.
b.    Any Entity wishing to object to (i) the proposed assumption of an Executory Contract or Unexpired Lease under the Plan or (ii) the proposed amount of the related Cure Amount Claim must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.A.3.a.
c.    If no objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease: (i) the proposed assumption of the Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Debtors in the notice shall be fixed and shall be paid in accordance with the Plan on or after the Effective Date, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.
d.    If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable and with the consent of the Required Consenting Noteholders, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.
e.    If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection: (i) the Debtors or Reorganized Debtors may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time; or (ii) the Debtors or Reorganized Debtors, as applicable and with the consent of the Required Consenting Noteholders, may designate the Executory Contract or Unexpired Lease underlying such objection for rejection pursuant to Section V.C. and amend Exhibit V.C. accordingly.

B.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases
To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor (and with the consent of the Required Consenting Noteholders) assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or Distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.

C.	Executory Contracts and Unexpired Leases to Be Rejected and Rejection Procedures
On the Effective Date, each Executory Contract and Unexpired Lease listed on Exhibit V.C shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease listed on Exhibit V.C shall be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for rejection of an Executory Contract or Unexpired Lease are as follows:
1.    Unless previously rejected by an order of the Bankruptcy Court, after the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being rejected pursuant to the Plan notice of such proposed rejection.
2.    Any Entity wishing to object to the proposed rejection of an Executory Contract or Unexpired Lease under the Plan must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.C.1.
3.    If no objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the proposed rejection of the applicable Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court.
4.    If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable and with the consent of the Required Consenting Noteholders, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.
5.    If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection, the Debtors or Reorganized Debtors, as applicable, may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time.

D.	Obligations to Indemnify Directors, Officers and Employees
The obligations of each Debtor or Reorganized Debtor to indemnify any individual serving as one of its directors, officers or employees on the Petition Date by reason of such individual's prior or future service in such a capacity or as a director, officer or employee of any Debtor or other Entity, to the extent provided in the applicable Certificate of Incorporation or By-Laws, by statutory law or by written agreement, policies or procedures of or with such Debtor, shall be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.	Contracts and Leases Entered Into After the Petition Date
Notwithstanding any other provision of the Plan, contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date
Except as otherwise provided in the Plan, Distributions to be made on the Effective Date to holders of Claims that are Allowed Claims as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date or (2) such later date when the applicable conditions of Section V.B. (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.G.2. (regarding undeliverable Distributions) or Section VI.J.3. (regarding compliance with Tax requirements) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Section VI.G.2. Any Claim that is disallowed by order of the Bankruptcy Court (or the District Court) prior to the Effective Date shall be deemed expunged (to the extent not already expunged) as of the Effective Date without the necessity for further Bankruptcy Court approval and the holder of any such Claim shall not be entitled to any Distribution under the Plan.

B.	Method of Distributions to Holders of Claims in General
Except as otherwise provided in the Plan, the Reorganized Debtors or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion shall make all Distributions of cash and other instruments or documents required under the Plan. Each Disbursing Agent shall serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or make the Distributions required by the Plan.

C.	Distributions of New Swift Common Stock and Warrants
On the Effective Date, the Reorganized Debtors (or their agent or designee) shall distribute (i) the Senior Notes and Rejection Distribution to the holders of the Senior Notes Claims and the holders of Rejection Claims, (ii) the Shareholder Equity Distribution to the holders of Stock Interests of Swift who provide the release set forth in Section IV.I.3.b, (iii) the Backstop Fee to the Backstoppers and (iv) the Warrants to the holders of Allowed Stock Interests of Swift who provide the release set forth in Section IV.J.3.b. Notwithstanding anything set forth herein, in the Plan or the Confirmation Order, the Senior Notes Indenture Trustees shall not be required or otherwise obligated to distribute any New Swift Common Stock or any other securities or distributions contemplated by the Plan that do not meet the eligibility requirements of the DTC.

D.	Unclaimed Distributions of New Swift Common Stock and Warrants
Any Distribution of New Swift Common Stock and Warrants under the Plan that is unclaimed after six months after it has been delivered (or attempted to be delivered) shall be retained by the Reorganized Debtors, notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such Allowed Claim or Allowed Stock Interest of Swift to such Distribution or any subsequent Distribution on account of such Allowed Claim or Allowed Stock Interest of Swift shall be extinguished and forever barred.

E.	Fractional New Swift Common Stock and Warrants and De Minimis Distributions
Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New Swift Common Stock or fractional Warrants shall be issued or distributed pursuant to the Plan. Whenever any Distribution of a fraction of a share of New Swift Common Stock or a fractional Warrant would otherwise be required under the Plan, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole share or warrant (up or down), with half shares or warrants or less being rounded down and fractions in excess of a half of a share or warrant being rounded up; provided, however, in no event shall such Distribution on account of fractional shares of New Swift Common Stock or fractional Warrants alter the respective percentages of the outstanding New Swift Common Stock allocated to any Class or Claim holder. No consideration will be provided in lieu of fractional shares that are rounded down. Fractional shares of New Swift Common Stock or Warrants, as applicable, that are not distributed in accordance with this Section IV.E shall be cancelled. The Reorganized Debtors shall not be required to, but may in their sole and absolute discretion, make any payment on account of any Claim or Stock Interest of Swift in the event that the costs of making such payment exceeds the amount of such payment.

F.	Compensation and Reimbursement for Services Related to Distributions
Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan shall receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with the Reorganized Debtors and shall not be deducted from Distributions to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent.

G.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions
Distributions to holders of Allowed Claims shall be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

2.	Undeliverable Distributions Held by Disbursing Agents

a.	Holding and Investment of Undeliverable Distributions
If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions shall be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address. Undeliverable Distributions shall remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.G.2.a. until such time as a Distribution becomes deliverable. The Reorganized Debtors will make reasonable efforts to locate holders of undeliverable Distributions. Undeliverable cash shall be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with the Reorganized Debtors' investment and deposit guidelines.

b.	After Distributions Become Deliverable
On each Quarterly Distribution Date, the applicable Disbursing Agents shall make all Distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent.

c.	Failure to Claim Undeliverable Distributions
Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a Distribution was attempted to be made to such holder shall have its claim for such undeliverable Distribution discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Unclaimed Distributions shall become property of the respective Reorganized Debtor, free of any restrictions thereon, including the right of any state or other government to escheat such property, and any such Distributions held by a Third Party Disbursing Agent shall be returned to the applicable Reorganized

Debtor. Nothing contained in the Plan shall require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

H.	Distribution Record Date

1.	No Recognition of Transfers after the Distribution Record Date
A Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

2.	Treatment of Certain Transfers
Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

I.	Means of Cash Payments
Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims shall be in U.S. currency by checks drawn on a domestic bank selected by the Reorganized Debtors, or, at the option of the Reorganized Debtors, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Timing and Calculation of Amounts to Be Distributed

1.	Timing of Distributions Under the Plan
Any Distribution to be made by any Debtor or Reorganized Debtor pursuant to the Plan shall be deemed to have been timely made if made within 60 days after the time therefor specified in the Plan. Except as otherwise provided in the Plan, no interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date.

2.	Allowed Claims
On the Effective Date, each holder of an Allowed Claim shall receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, Distributions also shall be made pursuant to Section VII.C. to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such quarterly Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

3.	Compliance with Tax Requirements

a.	Withholding and Reporting
In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision of the Plan to the contrary, each Disbursing Agent shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including applying a portion of any cash Distribution to be made under the Plan to pay applicable Tax withholding, requiring Claim holders to submit appropriate certifications or establishing other mechanisms such Disbursing Agent believes are reasonable and appropriate. To the extent that any Claim holder fails to submit appropriate certifications required by a Disbursing Agent or to comply with any other mechanism established by a Disbursing Agent to comply with Tax withholding requirements, such Claim holder's Distribution may, in such Disbursing Agent's reasonable discretion, be deemed undeliverable and subject to Section VI.G.2.

b.	Backup Withholding
Without limiting the generality of the foregoing, in accordance with the Internal Revenue Code's backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides at the applicable Disbursing Agent's request a completed IRS Form W-9 (or substitute therefor) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Among other things, to receive any post-petition interest, if requested by a Disbursing Agent, a holder of an Allowed Claim shall be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. Allowed Claim holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable Form W-8 or successor form), to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan. Unless a Disbursing Agent, in its discretion, determines otherwise, no Distributions on account of post-petition interest shall be made to a holder of an Allowed Claim until such time as the holder of such Claim establishes exemption from withholding or provides the applicable IRS Form.

c.	Obligations of Distribution Recipients
Notwithstanding any other provision of the Plan, each Entity receiving a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other Tax obligations.

4.	Compliance with Domestic Relations Orders
In connection with the Plan, each Disbursing Agent may allocate and make Distributions in compliance with applicable wage garnishment, alimony, child support and similar domestic relations orders.

K.	Time Bar to Cash Payments
Checks issued in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the Entity to whom such check was originally issued. Any claim in respect of such a voided check shall be made within 60 days after the date upon which such check was deemed void. If a check that has been issued in respect of an Allowed Claim is voided after the 180-day period, the Disbursing Agent shall make a second attempt to issue a replacement check even if it has not received a request for reissuance of any voided check within the 60-day period. If no request for reissuance is made within the 60-day period after the date upon which the original check is deemed void and if the Disbursing Agent's subsequently reissued check in satisfaction of the Allowed Claim becomes null and void if not negotiated within 180 days after the date of issuance thereof, any claims in respect of such voided checks shall be discharged and forever barred and such unclaimed Distribution shall revert without restriction to the Reorganized Debtors, notwithstanding any federal or state escheat laws to the contrary.

L.	Setoffs
Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claim, right or cause of action that the Debtor or Reorganized Debtor may possess against such a Claim holder; provided, however, that in no event may such setoffs be made against any Senior Notes Claim or any RBL Secured Claim.

M.	Allocation of Payments
Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to accrued but unpaid interest on such Claims.
ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

1.	Objections to Claims
Objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or Schedules relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

2.	Authority to Prosecute Objections
After the Effective Date, the Reorganized Debtors shall have the authority to File (if applicable), settle, compromise, withdraw or litigate to judgment objections to all Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle, compromise or otherwise resolve any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court.

3.	Authority to Amend Schedules
The Debtors or the Reorganized Debtors shall have the authority to amend the Schedules with respect to any Claim and to make Distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor shall provide the holder of such Claim with notice of such amendment and such holder shall have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the Debtor or Reorganized Debtor may proceed with Distributions based on such amended Schedules without approval of the Bankruptcy Court.

B.	Treatment of Disputed Claims
Notwithstanding any other provision of the Plan, no payments or Distributions shall be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.

C.	Distributions on Account of Disputed Claims Once Allowed
On each Quarterly Distribution Date, the applicable Disbursing Agent shall make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class.
ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions to Confirmation
The following shall be conditions to Confirmation unless such conditions shall have been duly waived pursuant to Section VIII.C.:
1.    The Court shall have approved the Disclosure Statement.
2.    The Confirmation Order shall have been entered by the Bankruptcy Court, and shall be acceptable in form and substance to the Debtors, the Required Consenting Noteholders and the Exit Agent.
3.    The Plan Exhibits shall be reasonably acceptable in form and substance to the Debtors and the Required Consenting Noteholders and, with respect to the Exit Credit Facility, the Exit Agent.

B.	Conditions to the Effective Date
The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Section VIII.C.:
1.    The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) in form and substance acceptable to the Debtors, the Required Consenting Noteholders and, with respect to the Exit Credit Facility, the Exit Agent approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to effectuate, implement and consummate the Plan, including the execution, delivery and performance of contracts, instruments, releases and other agreements or documents created in connection with the Plan.
2.    Each of the documents and agreements contemplated by the provisions and Exhibits of the Plan to be executed and delivered as of the Effective Date shall have been fully executed and delivered in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders and, with respect to the Exit Credit Facility, the Exit Agent, and shall be fully enforceable in accordance with their terms.
3.    The Exit Loan Documents in form and substance reasonably acceptable to the Exit Agent and the Required Consenting Noteholders shall have been executed and delivered by all Entities that are parties thereto, and all conditions precedent to the consummation of the Exit Credit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Credit Facility shall have occurred, and the Debtors shall have received or have available the proceeds of the Exit Credit Facility, including the deemed repayment of the Allowed RBL Secured Claims.
4.    The Confirmation Order shall be a Final Order.
5.    All governmental and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.
6.     All conditions precedent to the issuance of the New Swift Common Stock, other than any conditions related to the occurrence of the Effective Date, shall have occurred.
7.    The Restructuring Support Agreement shall not have terminated and shall be in full force and effect, and shall not be (i) identified on Exhibit V.C or (ii) the subject of a pending motion to reject Executory Contracts or Unexpired Leases, and the Debtors shall be in compliance therewith.
The Effective Date shall occur as of 12:01 a.m., prevailing Eastern Time on the date that the Debtors or Reorganized Debtors file a notice (with the consent of the Required Consenting Noteholders) with the Bankruptcy Court stating that the Effective Date has occurred because each of the conditions to the Effective Date has been satisfied or waived in accordance with the Plan.

C.	Waiver of Conditions to Confirmation or the Effective Date
The conditions to Confirmation set forth in Section VIII.A. and the conditions to the Effective Date set forth in Section VIII.B. may be waived in whole or part in writing by the Debtors, subject to the consent of Restructuring Support Parties and as to any conditions that require the consent of, or must be satisfactory to the Exit Agent, the Exit Agent. Confirmation and the Effective Date will occur irrespective of whether any claims allowance process or related litigation has been completed.

D.	Effect of Nonoccurrence of Conditions to the Effective Date
If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.C., then upon the joint motion by the Debtors and the Required Consenting Noteholders made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section VIII.D., (1) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights, including any claims or defenses, of the Parties or any other party in interest.
ARTICLE IX

DISCHARGE, INJUNCTION
AND SUBORDINATION RIGHTS

A.	Discharge of Claims and Interests
Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests. Except as provided in the Plan or in the Confirmation Order, Confirmation shall, as of the Effective Date, discharge the Debtors from all Claims, Interests or other liabilities that arose on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan.
In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of a discharge of all Claims, Interests and other debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim, debt or liability.

B.	Injunctions

1.	General Injunctions

a.	No Actions on Account of Discharged Claims
Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claim, debt or liability: (i) commencing or continuing in any manner any action or other proceeding against any Debtor or Reorganized Debtor, or any of its property, other than to enforce any right to a Distribution pursuant to the Plan; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any Debtor or Reorganized Debtor, or any of its property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against any Debtor or Reorganized Debtor, or any of its property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any Debtor or Reorganized Debtor; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

b.	No Actions on Account of Released Claims
As of the Effective Date, all Entities that have held, currently hold or may hold any claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action or liabilities that are released pursuant to the Plan shall be permanently enjoined from taking any of the following actions against any released Entity, or any of its property, on account of such released claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any Encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

c.	Recipients of Distribution Deemed to Consent
By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section IX.B.

C.	Term of Injunctions or Stays
Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

D.	Subordination Rights
The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.

ARTICLE X

RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:
1.    Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or the resolution of any objections to the allowance, priority or classification of Claims or Interests;
2.    Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;
3.    Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;
4.    Ensure that (a) Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and (b) ensure New Swift Common Stock is listed on the NYSE or such other exchange consistent with section IV.B.3 of the Plan.
5.    Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any application, involving the Debtors that may be pending on the Effective Date or brought thereafter, including any Retained Causes of Action;
6.    Enter such orders as may be necessary or appropriate to effectuate, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements and documents entered into or delivered in connection with the Plan or the Confirmation Order;
7.    Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity's rights arising from or obligations incurred in connection with the Plan or such documents;
8.    Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code;
9.    Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the effectuation, implementation, consummation or enforcement of the Plan or the Confirmation Order;
10.    Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;
11.    Determine any other matters that may arise in connection with or relate to the Plan, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan or the Confirmation Order;

12.    Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes; and
13.    Enter a final decree closing the Reorganization Cases.
Provided that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Exit Loan Documents.
ARTICLE XI

MISCELLANEOUS PROVISIONS

A.	Modification of the Plan and Exhibits
Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before its substantial consummation. In addition, any alteration, modification or amendment to the Plan or the Exhibits shall require the consent of the Required Consenting Noteholders and, with respect to the Exit Loan Documents, both the Exit Agent and the Required Consenting Noteholders.

B.	Section 1145 Exemption
To the maximum extent provided by section 1145(a) of the Bankruptcy Code, the New Swift Common Stock and the Warrants issued under the Plan shall be exempt from registration under the Securities Act and any state's securities law registration requirements and all rules and regulations promulgated thereunder.

C.	Headings
The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

D.	Payment of Certain Fees
On the Effective Date, and as provided in the DIP Documents, the Debtors shall pay the reasonable and documented fees and expenses of (i) the DIP Agent; (ii) Kirkland & Ellis LLP, counsel to the DIP Lenders and Restructuring Support Parties; (iii) Klehr Harrison Harvey Branzburg, LLP, local co-counsel to the DIP Lenders and Restructuring Support Parties; (iv) Houlihan Lokey Capital, Inc., the financial advisor to the DIP Lenders and Restructuring Support Parties; (v) Netherland, Sewell & Associates, Inc., the consultants to the Restructuring Support Parties; (vi) Shipman & Goodwin LLP, counsel to the DIP Agent; and (vii) Potter Anderson & Corroon LLP, local co-counsel to the DIP Agent. On the Effective Date, all reasonable and documented out-of-pocket fees and expenses of the Senior Notes Indenture Trustees incurred before the Effective Date (and their counsel) shall be paid in full by the Reorganized Debtors in Cash without a reduction to the recoveries of applicable holders of Allowed Senior Notes Claims as of the Effective Date (subject to the Reorganized Debtors' receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court). To the extent such invoices are submitted after the Effective Date, such invoices shall be paid as soon as reasonably practicable. Notwithstanding the foregoing, to the extent that any fees or expenses of the Senior Notes Indenture Trustees are not paid in accordance with the provisions of the Plan, the Senior Notes Indenture Trustees may assert charging liens, in accordance with the terms of the Senior Notes Indentures, against any recoveries received on account of Allowed Senior Notes Claims for payment of such unpaid amounts. All disputes related to the fees and expenses of the Senior Notes Indenture Trustees shall be subject to the jurisdiction of and decided by the Bankruptcy Court.

E.	Successors and Assigns
The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

F.	Service of Certain Plan Exhibits
Certain Exhibits are not being Filed or served with copies of the Plan. The Debtors shall File such Exhibits no later than 10 business days before the deadline to object to Confirmation. Once Filed, the Debtors shall make available for review the relevant Exhibits on their web site at www.kccllc.com.

G.	Service of Documents
Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Restructuring Support Parties or the U.S. Trustee must be sent by overnight delivery service, courier service or messenger to:

1.	The Debtors and the Reorganized Debtors
Daniel J. DeFranceschi
Zachary I. Shapiro
Brendan J. Schlauch
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
and
Gregory M. Gordon
JONES DAY
2727 N. Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100

Thomas A. Howley
Paul M. Green
JONES DAY
717 Texas, Suite 3300
Houston, Texas 77002
Telephone: (832) 239-3939
Facsimile: (832) 239-3600

2.	Restructuring Support Parties
Klehr Harrison Harvey Branzburg LLP
919 N. Market Street
Suite 1000
Wilmington, Delaware
Telephone: (302)-426-1189
Facsimile: (302)-426-9193

and

Joshua A. Sussberg, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile No: (212) 446-4900

David L. Eaton
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Telephone: (312) 862-2000
Facsimile: (312)-862-2200

3.	The Creditors' Committee Kurt F. Gwynne Emily K. Devan Reed Smith LLP 1201 Market St., Suite 1500 Wilmington, Delaware 19801
and
Sarah Link Schultz
Akin Gump Strauss Hauer & Feld, LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Joanna F. Newdeck
Akin Gump Strauss Hauer & Feld, LLP
1333 New Hampshire Avenue, N.W.
Washington, DC 20036

4.	The U.S. Trustee
Office of the United States Trustee
844 King Street, Room 2207, Lockbox 35
Wilmington, Delaware 19801

Dated: March 28, 2016	Respectfully submitted, SWIFT ENERGY COMPANY (for itself and on behalf of all other Debtors ) By: /s/ _Terry Swift Terry Swift President and Chief Executive Officer
Counsel:
Daniel J. DeFranceschi (DE 2732)
Zachary I. Shapiro (DE 5103)
Brendan J. Schlauch (DE 6115)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
   - and -
Gregory M. Gordon (TX 08435300)
JONES DAY
2727 N. Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100

Thomas A. Howley (TX 24010115)
Paul M. Green (TX 24059854)
JONES DAY
717 Texas, Suite 3300
Houston, Texas 77002
Telephone: (832) 239-3939
Facsimile: (832) 239-3600
ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION